EXHIBIT 11

COMPUTATION OF EARNINGS PER COMMON SHARE

                                                   Year Ended December 31,
                                          1996          1995          1994
Weighted average number of common
  shares outstanding                    10,937,016    7,869,810      5,851,749

Shares issuable pursuant to warrants
  and employee stock option plan,
  less shares assumed repurchased at
  the average fair value during
  the period (1)                                -     1,113,001        554,216

Shares issuable pursuant to warrants
  and stock options issued during the
  12 month period prior to the filing
  of the initial public offering
  registration statement, less shares
  assumed repurchased at the offering
  price of $18 per share                        -             -        142,063

Effect of August 1995 exchange offer
  -additional common shares outstanding         -             -        967,564
                                       ----------     ---------      ---------

Number of shares for computation of
  earnings per share                   10,937,016     8,982,811      7,515,592
                                       ==========     =========      =========

Net income (loss)                     $(2,996,373)   $1,497,316     $1,815,137

Minority interest (2)                           -       (19,809)       309,968
                                       ----------     ---------      ---------

Net income (loss) for computation
  of net income (loss) per share      $(2,996,373)   $1,477,507     $2,125,105
                                      ===========    ==========     ==========

Net income (loss) per share (3)          $(0.27)      $0.16            $0.28
                                          =====        ====             ====



(1)  Excluded in loss periods as impact would be anti-dilutive.
(2) To adjust net income for minority interest related to the minority shares exchanged.
(3) There is no difference between primary and fully diluted net income per share.

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